Exhibit 10.1

ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 3 Times Square New York, New York 10036

October 11, 2016

Tessera Technologies, Inc.

3025 Orchard Parkway

San Jose, CA 95134

Attention: Robert Andersen

Project Arizona

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Tessera Technologies, Inc. (“you” or the “Parent”) has advised Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM”), Bank of Montreal (“BMO”) and BMO Capital Markets Corp. (“BMOCM” and, together with Royal Bank, RBCCM and BMO and any Additional Arranger appointed pursuant to paragraph 1 below, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) an entity identified to us as “Derby” (“Derby” or the “Target”; the Target collectively with its subsidiaries, the “Acquired Business”). The Acquisition will be effected through (i) the merger of a newly formed wholly owned indirect subsidiary of the Parent (“Merger Sub 1”), which such Merger Sub 1 will be wholly owned directly by a newly formed wholly owned direct subsidiary of the Parent (the “Borrower”), with and into the Target, with the Target surviving such merger and (ii) the merger of a newly formed wholly owned indirect subsidiary of the Parent (“Merger Sub 2”), which such Merger Sub 2 will be wholly owned directly by the Borrower, with and into the Parent, with the Parent surviving such merger. In connection with the Acquisition, existing indebtedness of the Acquired Business under that certain Credit Agreement, dated as of October 1, 2015, among the Target, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent (as amended from time to time, the “Target Credit Agreement”), will be repaid in full, all commitments thereunder will be terminated and the security interests with respect thereto (if any) will be released (the “Refinancing”). The Parent, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”. This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated September 19, 2016 among Royal Bank, RBCCM and you, and such Original Commitment Letter shall be of no further force or effect.

You have also advised us that in connection with the Acquisition, the Borrower intends to incur $600,000,000 aggregate principal amount of senior secured term B loans (the “Term B Loan Facility”). The Acquisition, the Refinancing, the entering into and initial funding of the Term B Loan Facility and all related transactions are hereinafter collectively referred to as the “Transaction”. The date of the consummation of the Acquisition and the funding of the Term B Loan Facility is referred to herein as the “Closing Date”.

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

1. Commitments. In connection with the foregoing, (a) Royal Bank and BMO are pleased to advise you of their commitment to provide, on a several and not joint basis, 75% and 25%, respectively, of the principal amount of the Term B Loan Facility (in such capacity, together with any Additional Arranger appointed as described below, the “Initial Lenders”), subject only to the conditions set forth in paragraph 5 hereto; and (b) RBCCM and BMOCM are pleased to advise you of their willingness, and you hereby engage RBCCM and BMOCM, to act as joint lead arrangers and joint bookrunning managers (in such capacities, together with any Additional Arranger appointed as described below, the “Lead Arrangers”) for the Term B Loan Facility, and in connection therewith to form a syndicate of lenders for the Term B Loan Facility (collectively, the “Lenders”), in consultation with you and reasonably acceptable to you. It is understood and agreed that (x) Royal Bank and RBCCM shall have “top left” placement in any listing of the Lead Arrangers and (y) Royal Bank shall act as administrative agent for the Term B Loan Facility (in such capacity, the “Administrative Agent”). Notwithstanding anything to the contrary contained herein, the commitments of the Initial Lenders with respect to the funding of the Term B Loan Facility will be subject only to the satisfaction (or waiver by the Initial Lenders) of the conditions precedent set forth in paragraph 5 hereof. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in Annexes I and II hereto (the “Summary of Terms”).

Except as set forth below, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter and the administrative agent fee letter between you and Royal Bank dated September 19, 2016 (the “Administrative Agent Fee Letter”) referred to below) will be paid to any Lender in respect of the Term B Loan Facility unless you and we shall so agree; provided that you may, on or prior to the date which is 20 business days after the date of the Original Commitment Letter, appoint one additional joint bookrunner, arranger, agent, co-agent, manager or co-manager (the “Additional Arranger”) for the Term B Loan Facility, and award such Additional Arranger titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint such Additional Arranger or confer other titles in respect of the Term B Loan Facility, then, notwithstanding anything in paragraph 2 to the contrary, the commitments of Royal Bank in respect of the Term B Loan Facility, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of the Term B Loan Facility, with such reduction allocated to reduce the commitments of Royal Bank in respect of the Term B Loan Facility at such time, upon the execution by such Additional Arranger (and any relevant affiliate) of customary joinder documentation and, thereafter, each such Additional Arranger (and any relevant affiliate) shall constitute a “Commitment Party” and/or “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of such Additional Arranger in accordance with the immediately preceding proviso, (a) the aggregate economics payable to such Additional Arranger (or any relevant affiliate thereof) in respect of the Term B Loan Facility shall not exceed 10% of the total underwriting economics payable to the Commitment Parties in respect of the Term B Loan Facility pursuant to the Fee Letter (exclusive of any fees payable to the Administrative Agent in its capacity as such), (b) such Additional Arranger (or its relevant affiliates) shall not receive a greater percentage of the economics in respect of the Term B Loan Facility than BMO and (c) such Additional Arranger (or its relevant affiliates) shall assume a proportion of the commitments with respect to the Term B Loan Facility that is equal to the proportion of the economics allocated to such Additional Arranger pursuant to customary joinder documentation executed by such Additional Arranger (and any relevant affiliate).

2. Syndication. The Lead Arrangers intend to commence syndication of the Term B Loan Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined); provided that we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and any competitors (or Known Affiliates (as defined below) of competitors) of the Companies, in each case, that have been specified to us by you in writing prior to the date of the Original Commitment Letter (collectively, “Disqualified Lenders”); provided, further, that you, upon reasonable notice to us after the date of the Original Commitment Letter and prior to the launch of general syndication (or to the Administrative Agent after the Closing Date), shall be permitted to supplement in writing the list of persons that are Disqualified Lenders to the extent such supplemented person is or becomes a competitor or a Known Affiliate of a competitor of the Companies, which supplement shall be in the form of a list provided to us (or the Administrative Agent) and become effective upon delivery to us (or the Administrative Agent), but which supplement shall not apply retroactively to disqualify any parties that have previously acquired an assignment in the loans under the Term B Loan Facility. As used herein, “Known Affiliates” of any person means, as to such person, known affiliates readily identifiable by name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Term B Loan Facility and in no event shall the commencement or successful completion of syndication of the Term B Loan Facility constitute a condition to the availability of the Term B Loan Facility on the Closing Date. You agree, until the Syndication Date (as hereinafter defined), to actively assist, and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arrangers in achieving a syndication of the Term B Loan Facility that is reasonably satisfactory to the Lead Arrangers and you; provided that, notwithstanding each Lead Arranger’s right to syndicate the Term B Loan Facility and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of an Initial Lender’s commitments hereunder prior to the date of the consummation of the Acquisition and the date of the funding under the Term B Loan Facility shall not be a condition to such Initial Lender’s commitments and (ii) (a) except as you in your sole discretion may otherwise agree in writing, no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Term B Loan Facility on the Closing Date) in connection with any syndication, assignment or participation of the Term B Loan Facility, including its commitments in respect thereof, until after the funding of the Term B Loan Facility has occurred; (b) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Term B Loan Facility until after the funding of the Term B Loan Facility; and (c) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term B Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the funding under the Term B Loan Facility has been made. Such assistance shall include (a) your providing and (subject to customary non-reliance agreements) causing your advisors to provide, and, to the extent not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arrangers upon request with all customary and reasonably available information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, customary and reasonably available information relating to the Transaction as may be reasonably requested by us (including the Projections (as hereinafter defined); (b) your assistance in the preparation of a customary information memorandum with respect to the Term B Loan Facility (an “Information Memorandum”) and other customary materials to be used in connection with the syndication of the Term B Loan Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Lenders, the “Information Materials”); (c) your using your commercially reasonable efforts to make your appropriate management available to participate in the marketing of the Term B Loan Facility at mutually agreed upon times and locations following the completion of the Information Memorandum; (d) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending relationships, if any, and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the existing banking relationships of the Acquired Business; (e) your using commercially reasonable efforts to obtain, prior to the launch of syndication of the Term B Loan Facility, monitored public corporate credit or family ratings (but not any specific rating) for the Borrower after giving effect to the Transaction and ratings of the Term B Loan Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”) (collectively, the “Ratings”); (f) until the later of the Syndication Date and the Closing Date, your ensuring, and with respect to the Acquired Business, using your commercially reasonable efforts to ensure, to the extent not in contravention of the Acquisition Agreement, that none of the Companies shall syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of, any debt securities or credit facilities of the Companies (other than the Term B Loan Facility), in each case, that would materially and adversely affect the primary syndication of the Term B Loan Facility without the prior written consent (not to be unreasonably withheld) of the Lead Arrangers (it being understood that borrowings under the existing revolving credit facility of the Target, ordinary course capital lease, purchase money and equipment financings of any of the Companies and other indebtedness permitted to be outstanding or issued under the Acquisition Agreement shall be permitted); and (f) your making appropriate officers of you, and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to make the appropriate officers of the Acquired Business, available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at a reasonable number of meetings of prospective Lenders at mutually agreed upon times and locations. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Term B Loan Facility on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Term B Loan Facility in consultation with you, including any titles offered to prospective Lenders (subject to your consent rights set forth herein and your rights of appointment set forth in paragraph 1 and excluding Disqualified Lenders), when commitments will be accepted and the final allocations of the commitments among the Lenders and the amount and distribution of the fees among the Lenders. It is further understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Term B Loan Facility and in no event shall the commencement of successful completion of syndication of the Term B Loan Facility constitute a condition to availability of the Term B Loan Facility on the Closing Date.

3. Information Requirements. You hereby represent and warrant (with respect to Information relating to the Acquired Business, to your knowledge) that (a) all written factual information, other than Projections (as defined below), budgets, estimates and other forward-looking information or information of a general economic or industry nature, that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (including such information, to your knowledge, relating to the Acquired Business) (the “Information”) is and will be correct when taken as a whole, in all material respects, and does not and will not, taken as a whole, contain any untrue statement of a fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (in each case, after giving effect to all supplements and updates with respect thereto) and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) (to your knowledge, in the case of Projections provided by the Acquired Business) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) 45 days following the Closing Date (the earlier of such dates, the “Syndication Date”) and (b) the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or in the case of Information or Projections relating to the Acquired Business, you will promptly notify the Lead Arrangers upon becoming aware that any such Information or Projections are incorrect in any material respect and, to the extent not in contravention of the Acquisition Agreement, will use commercially reasonable efforts to supplement), the Information and Projections so that such representations (to your knowledge, in the case of the Acquired Business) will be correct in all material respects at such time, it being understood in each case that such supplementation shall cure any breach of such representation and warranty. In issuing this commitment and in arranging and syndicating the Term B Loan Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. For the avoidance of doubt, nothing in this paragraph will constitute a condition to the availability of the Term B Loan Facility on the Closing Date.

You acknowledge that (a) the Lead Arrangers on your behalf will make available, on a confidential basis, Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies or the respective securities of any of the Companies, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials; and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom and, in each case, which exculpate the Companies and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof. In addition, you hereby agree that (x) you will use commercially reasonable efforts to identify (and, at the reasonable request of the Lead Arrangers or the Administrative Agent (or its affiliates), shall identify) that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers and the Administrative Agent (and its affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers and the Administrative Agent (and its affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and Administrative Agent in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Term B Loan Facility and (c) drafts approved in writing by you and the Administrative Agent (or its affiliates) and final versions of definitive documents with respect to the Term B Loan Facility. If you advise the Lead Arrangers and the Administrative Agent that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and the Administrative Agent will not distribute such materials to Public Lenders without your prior consent. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) If the Closing Date occurs, you agree to reimburse the Commitment Parties upon receipt of a reasonably detailed invoice therefor for all reasonable and documented out-of-pocket fees and expenses (in the case of fees and expenses of counsel, limited to the reasonable and documented out-of-pocket fees, disbursements and other out-of-pocket expenses of (x) one firm of lead counsel to the Commitment Parties (it being understood and agreed that Paul Hastings LLP shall act as counsel to the Commitment Parties) and (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Administrative Agent) incurred in connection with the Term B Loan Facility, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby. You agree to pay (or cause to be paid) the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”), if and to the extent payable.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees, agents, advisors, controlling persons and other representatives involved in the Transaction (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party within 30 days following written demand (accompanied by reasonable back-up therefor)) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole (and, in the case of a conflict of interest where the Indemnified Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for all such affected Indemnified Parties)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any of the other transactions contemplated hereby or (b) the Term B Loan Facility, or any use made or proposed to be made with the proceeds thereof, in each case, except to the extent such claim, damage, loss, liability or expense (A) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (or any of its affiliate’s or related party’s) gross negligence, bad faith or willful misconduct, (B) arises from a breach of such Indemnified Party’s (or any of its affiliate’s or related party’s) obligations hereunder (C) arises from a proceeding by an Indemnified Party against an Indemnified Party (or any of their respective affiliates or related parties) (other than an action involving (i) conduct by you or any of your affiliates or (ii) against an arranger or administrative agent in its capacity as such) or (D) resulted from any agreement governing any settlement by such Indemnified Party that is effective without your prior written consent (which consent shall not be unreasonably withheld). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. It is agreed that none of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Party shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter or with respect to any activities related to the Term B Loan Facility, including the preparation of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter and the Credit Documentation. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party (or any of its affiliates or related parties) as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, such consent not to be unreasonably withheld, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability. In case any Proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify you of the commencement of any Proceedings. You shall not be liable for any settlement of any Proceeding affected without your written consent (which consent shall not be unreasonably withheld).

5. Conditions to Financing. The commitment of each Initial Lender with respect to the funding of the Term B Loan Facility is subject solely to (a) the satisfaction (or waiver by the Lead Arrangers) of each of the conditions set forth in Annex II hereto and (b) the execution and delivery of customary definitive credit documentation by the Borrower and the Guarantors with respect to the Term B Loan Facility consistent with this Commitment Letter and the Fee Letter and subject in all respects to the Funds Certain Provisions (as defined below) and giving effect to the Documentation Standard (as defined in Annex I)) (the “Credit Documentation”) prior to, or substantially concurrent with, such funding. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Credit Documentation to the funding of the Term B Loan Facility on the Closing Date, other than those that are expressly referred to in the immediately preceding sentence.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Term B Loan Facility on the Closing Date if the conditions in this paragraph 5 shall have been satisfied or waived by the Lead Arrangers (it being understood that to the extent any security interest in Collateral (including the creation or perfection of any security interest) (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates, if any, evidencing equity interests of any material wholly-owned restricted domestic subsidiary of the Borrower and the subsidiary Guarantors that is part of the Collateral (provided that any such certificated equity interests with respect to subsidiaries of the Target will be required to be delivered on the Closing Date only to the extent received from the Target after your use of commercially reasonable efforts to obtain such certificates)) is not perfected or provided on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision and perfection of such Collateral and security interest shall not constitute a condition precedent to the availability of the Term B Loan Facility on the Closing Date but shall be required to be perfected not later than 90 days (subject to extensions as may be agreed to by the Administrative Agent) after the Closing Date pursuant to arrangements to be mutually agreed by the Borrower and Administrative Agent), and (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Term B Loan Facility on the Closing Date shall be (x) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable notice and cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (y) the Specified Representations (as defined below). “Specified Representations” shall mean the representations and warranties of the Borrower and Target in the Credit Documentation relating to: (i) (A) corporate status of the Borrower and the Target and (B) corporate power and authority to enter into the Credit Documentation by the Borrower and the Target, (ii) due authorization, execution, delivery and enforceability of the Credit Documentation by the Borrower and the Target, (iii) no conflicts of the Credit Documentation with charter documents of the Borrower and the Target, (iv) compliance with Federal Reserve margin regulations and the use of proceeds of borrowing under the Term B Loan Facility on the Closing Date not violating OFAC, FCPA and the U.S.A. Patriot Act, (v) the Investment Company Act, (vi) solvency of the Borrower and its subsidiaries on a consolidated basis and on a pro forma basis for the Transaction (such representations to be substantially identical to those set forth in the Solvency Certificate attached as Annex III to the Commitment Letter (the “Solvency Certificate”)), and (vii) subject to the limitations set forth in this paragraph, the creation, validity and perfection of the security interests granted in the Collateral. The provisions of this paragraph are referred to herein as the “Funds Certain Provisions”.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letter, it being acknowledged and agreed that the funding of the Term B Loan Facility is subject only to the conditions precedent as set forth in this paragraph 5. For clarity, all terms referenced herein to being defined in the Credit Documentation shall be defined in accordance with the Documentation Standard (unless otherwise provided for herein).

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed by you in whole or in part to any person or entity without the prior written consent of the Commitment Parties (not to be unreasonably withheld, conditioned or delayed) except (i) this Commitment Letter and the Fee Letter and contents hereof and thereof may be disclosed (A) on a confidential basis to your subsidiaries, directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to use commercially reasonable efforts to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the affiliates, members, partners, stockholders, equity holders, controlling persons, directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Acquired Business; provided that any such disclosure of the Fee Letter shall be subject to customary redaction of the fees and the economic “market flex” provisions contained therein (to the extent such “market flex” provisions do not affect the conditionality or amount of the Term B Loan Facility), (ii) Annex I and the existence of this Commitment Letter and the Fee Letter (but not the contents of this Commitment Letter and the Fee Letter) may be disclosed to Moody’s, S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Acquisition, projections, and pro forma information (but without disclosing any specific fees, market flex or other economic terms set forth therein), (iv) this Commitment Letter and the Fee Letter may be disclosed on a confidential basis to your auditors or persons performing customary accounting functions for customary accounting purposes, including accounting for deferred financing costs, (v) to the directors, officers, attorneys and other professional advisors of the Target on a confidential “need to know” basis in connection with the Transaction; provided that any disclosure of the Fee Letter and the contents thereof shall be redacted in a manner satisfactory to the Commitment Parties, (vi) you may disclose this Commitment Letter (but not the Fee Letter) and its contents in any information memorandum or syndication distribution, as well as in any proxy statement or other public filing or other marketing materials relating to the Acquisition or the Term B Loan Facility, (vii) this Commitment Letter and the Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law) and (viii) you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof to any Additional Arranger in either case to the extent in contemplation of appointing such person pursuant to paragraph 1 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential basis.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory (including self-regulatory) authority having jurisdiction over such Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter, the Fee Letter or other confidential obligation owed by such Commitment Party, (iv) to such Commitment Party’s affiliates, employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense available under securities laws, (vi) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by such Commitment Party, (viii) to potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or the Borrower’s obligations under the Term B Loan Facility (other than a Disqualified Lender), in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to the Borrower and such Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and is supplied only on a confidential basis, or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) the initial funding under the Term B Loan Facility and (b) the second anniversary of the date of this Commitment Letter.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Term B Loan Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law and without limiting the provisions of paragraph 4(b), you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of such person and other information that will allow the Commitment Parties, as applicable, to identify each such person in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of paragraphs 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of paragraphs 2 and 3 shall not survive if all of the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of the Term B Loan Facility and (ii) if the Term B Loan

Facility close and the Credit Documentation is executed and delivered, the provisions of paragraphs 2 and 3 shall survive only until the Syndication Date and your obligations under this Commitment Letter, other than your obligations in paragraphs 2 and 3, confidentiality of the Fee Letter and paragraph 4 to the extent not addressed in the Credit Documentation, shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Term B Loan Facility (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the Term B Loan Facility as of the date hereof).

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall be deemed an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any other laws other than the state of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation the definition of “Company Material Adverse Effect” (as defined in Annex II) or the equivalent term under the Acquisition Agreement and whether a Company Material Adverse Effect (or the equivalent term) has occurred, (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF THE COMMITMENT PARTIES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter and the Administrative Agent Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Term B Loan Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter is intended to be solely for the benefit of the parties hereto and the Borrower and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties and the Borrower). This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) by the Initial Lenders to any Additional Arranger pursuant to, and subject to the provisions of, paragraph 1 and (ii) by you to the Borrower on the Closing Date) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void); provided that each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or, subject to the provisions of this Commitment Letter, to any Lender; provided further that, other than with respect to an assignment to any Additional Arranger in compliance with paragraph 1, such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein.

Please indicate your acceptance of the terms of the Term B Loan Facility set forth in this Commitment Letter and the Fee Letter by returning to the Lead Arrangers executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on October 11, 2016, whereupon the undertakings of the parties with respect to the Term B Loan Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Term B Loan Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire, unless extended by us in our sole discretion, on the earliest of (a) 11:59 p.m., New York City time, on February 28, 2017, unless the Closing Date occurs on or prior thereto, (b) the consummation of the Acquisition without the use of the Term B Loan Facility and (c) the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,
ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director Head of Global Leveraged Finance

Signature Page to Project Arizona Commitment Letter

BANK OF MONTREAL

By:	/s/ Michael Kus
	Name:	Michael Kus
	Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Bryan Rolfe
	Name:	Bryan Rolfe
	Title:	Managing Director

Signature Page to Project Arizona Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

TESSERA TECHNOLOGIES, INC.

By:	/s/ Thomas Lacey
	Name:	Thomas Lacey
	Title:	Chief Executive Officer

Signature Page to Project Arizona Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

$600,000,000 TERM B LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	A newly formed Delaware corporation wholly owned by the Parent immediately prior to the Acquisition and which shall, following the Acquisition, be the direct owner of Parent and Target (as survivors of mergers contemplated by the Acquisition Agreement) (the “Borrower”).

Guarantors:	The obligations of the Borrower under the Term B Loan Facility (as hereinafter defined) will be guaranteed jointly and severally on a senior basis (the “Guarantees”) by each of the Borrower’s wholly-owned material restricted U.S. subsidiaries (and consistent with the principles set forth herein) (collectively, the “Guarantors”); provided that Guarantors shall not include (i) unrestricted subsidiaries, (ii) immaterial subsidiaries (to be defined in a mutually acceptable manner), (iii) any subsidiary that is prohibited, but only so long as such subsidiary would be prohibited, by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or existing at the time of acquisition thereof after the Closing Date (so long as such prohibition did not arise as part of such acquisition), in each case, from guaranteeing the Term B Loan Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (iv) any direct or indirect subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), (v) any CFC, (vi) any domestic subsidiary with no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more foreign subsidiaries that are CFCs (a “Disregarded Domestic Person”), (vii) not-for-profit subsidiaries, (viii) any other subsidiary with respect to which the Borrower (in consultation with the Administrative Agent) has reasonably determined that the material adverse tax consequences of providing a guarantee shall be excessive relation to of the benefits to be obtained by the Lenders therefrom, and (ix) special purpose entities. In addition, the Credit Documentation will contain carve outs for “non-ECP Guarantors”, consistent with the LSTA provisions. All guarantees will be guarantees of payment and not of collection.

Notwithstanding the foregoing, additional subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Annex I-1

Administrative and

Collateral Agent:	Royal Bank will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).

Joint Lead Arrangers and Joint

Bookrunners:	RBCCM, BMOCM and any Additional Arranger appointed in accordance with paragraph 1 of the Commitment Letter will act as joint lead arrangers and joint bookrunners for the Term B Loan Facility (in such capacities, the “Lead Arrangers”).

Syndication Agent:	BMOCM.

Lenders:	Banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with and reasonably acceptable to the Borrower and excluding any Disqualified Lenders and, after the funding of the Term B Loan Facility on the Closing Date, subject to the restrictions set forth in the Assignments and Participations section below (the “Lenders”).

Term B Loan Facility:	A senior secured first lien term loan B facility (the “Term B Loan Facility”) in an aggregate principal amount of $600,000,000.

Purpose:	The proceeds of the borrowings under the Term B Loan Facility, together with cash on the balance sheet of the Companies, shall be used (i) to finance the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection therewith.

Availability:	The Term B Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term B Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	The interest rates per annum applicable to the Term B Loan Facility will be, at the option of the Borrower, (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means 3.00% per annum, in the case of LIBOR advances, and 2.00% per annum, in the case of Base Rate advances.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all applicable Lenders, a period shorter than one month or a period of twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that (x) LIBOR will be deemed to be not less than 0.75% per annum (the “LIBOR Floor”) and (y) the Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR (after giving effect to the LIBOR Floor).

During the continuance of a payment or bankruptcy event of default, interest will accrue on overdue amounts at the Default Rate (as defined

Annex I-2

below). As used herein, “Default Rate” means (i) on the principal of any loan, a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other overdue amount, a rate of 200 basis points in excess of the non-default rate of interest then applicable to Base Rate loans.

Calculation of Interest:	Other than calculations in respect of interest at the Base Rate when calculated by reference to the Administrative Agent’s prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Subject to the Documentation Standard (as defined below) and customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments (other than loss of margin), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes; provided that for all purposes of the Credit Documentation, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the Closing Date, so long as, in each case, any amounts with respect thereto assessed by any Lender shall also be so assessed by such Lender against its similarly situated customers generally under agreements containing comparable yield protection provisions.

Maturity:	The Term B Loan Facility will mature on the date that is 7 years after the Closing Date. The Credit Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding loans or loans under the Term B Loan Facility or any Incremental Facility (which may include, among other things, an increase in the interest rate payable in respect of such extended loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Incremental

Facilities:

The Credit Documentation will permit the Borrower to (a) add one or more incremental term loan facilities to the Term B Loan Facility or to increase the existing Term B Loan Facility (each, an “Incremental Term Facility”) and/or (b) add one or more incremental revolving credit

Annex I-3

facilities (each an “Incremental Revolving Facility” and, together with the Incremental Term Facility, the “Incremental Facilities” and each an “Incremental Facility”) in an aggregate principal amount of up to (x) $225,000,000 (the “Fixed Incremental Amount”) plus (y) all voluntary prepayments of the Term B Loan Facility and voluntary prepayments of revolving loans to the extent accompanied by a permanent reduction of the revolving commitments made prior to such date of incurrence and not funded with the proceeds of long term debt plus (z) an unlimited amount so long as, in the case of clause (z) only, on a pro forma basis the First Lien Net Leverage Ratio (as defined below) would not exceed the First Lien Net Leverage Ratio on the Closing Date, after giving effect to any acquisition consummated in connection therewith and all other appropriate pro forma adjustments (in the case of any Incremental Revolving Facility, calculated assuming the entire amount of such Incremental Revolving Facility was drawn on such date) (the “Incurrence-Based Incremental Amount”) (it being understood that (i) the Borrower shall be deemed to have used amounts under clause (y) prior to utilization of amounts under clause (x) or (z), and the Borrower shall be deemed to have used amounts under clause (z) (to the extent compliant therewith) prior to utilization of amounts under clause (x), and (ii) loans may be incurred under both clauses (x) and (z), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (z) above and then calculating the incurrence under clause (x) above)); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) subject to customary limited conditionality provisions in connection with any Incremental Facility incurred to finance a permitted acquisition or similar investment, no event of default or default exists or would exist after giving effect thereto, (iii) subject to customary limited conditionality provisions in connection with any Incremental Facility incurred to finance a permitted acquisition or similar investment, the representations and warranties in the Credit Documentation shall be true and correct in all material respects, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term B Loan Facility, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term B Loan Facility, (vi) the interest margins for the Incremental Facility shall be determined by the Borrower and the lenders of the Incremental Facility; provided that in the event that the interest margins for any Incremental Term Facility are greater than the Applicable Margin for the Term B Loan Facility by more than 50 basis points, then the Applicable Margin for the Term B Loan Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margin for the Term B Loan Facility; provided, further, that in determining the interest margins applicable to the Term B Loan Facility and the Applicable Margins for any Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders of the Term B Loan Facility in the primary syndication thereof shall be included (with OID being equated to interest

Annex I-4

based on an assumed four-year life to maturity), (y) customary arrangement, structuring, underwriting, amendment or commitment fees payable to one or more arrangers shall be excluded, and (z) if the LIBOR or Base Rate floor for any Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term B Loan Facility, the difference between such floor for the Incremental Term Facility and the Term B Loan Facility shall be equated to an increase in the Applicable Margin for purposes of this clause (vi) (all adjustments made pursuant to this clause (vi), the “MFN Adjustment”); provided that if any Incremental Term Facility is incurred after the date that is 18 months after the Closing Date, the MFN Adjustment shall not apply, (vii) each Incremental Facility shall be secured by pari passu liens on the Collateral (as hereinafter defined) securing the Term B Loan Facility and no other assets and shall be guaranteed by the Guarantors and no other persons and (viii) any Incremental Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term B Loan Facility (except to the extent permitted by clause (i), (ii), (iii), (iv), (v) or (vi) above, as applicable), they shall be reasonably satisfactory to the Administrative Agent. The Borrower may seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

Refinancing Facilities:

The Credit Documentation will permit the Borrower to refinance loans under the Term B Loan Facility or loans under any Incremental Facility (each, “Refinanced Debt”) from time to time, in whole or part, with (x) one or more new term facilities (each, a “Refinancing Term Facility”) under the Credit Documentation with the consent of the Borrower, the Administrative Agent and the institutions providing such Refinancing Term Facility or (y) one or more series of unsecured notes or loans, notes secured by the Collateral on a pari passu basis with the Term B Loan Facility or notes or loans secured by the Collateral on a subordinated basis to the Term B Loan Facility, which will be subject to customary intercreditor terms reasonably acceptable to the Administrative Agent and the Borrower (any such notes or loans, “Refinancing Notes” and together with the Refinancing Term Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, the applicable Refinanced Debt (without giving effect to any amortization or prepayments on the outstanding loans under the Term B Loan Facility or loans made under any Incremental Facility, as applicable), (ii) any Refinancing Notes consisting of notes do not mature prior to the maturity date of the applicable Refinanced Debt or have any scheduled amortization, (iii) there shall be no issuers, borrowers or guarantors in respect of any Refinancing Indebtedness that are not the Borrower or a Guarantor, (iv) any Refinancing Notes shall not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in

Annex I-5

prepayments of such Refinancing Notes prior to the maturity date of the applicable Refinanced Debt, (v) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and optional prepayment or optional redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness than the terms of the applicable Refinanced Debt unless (1) Lenders under the corresponding Refinanced Debt also receive the benefit of such more restrictive terms or (2) any such provisions apply after the maturity date of the Term B Loan Facility and (vi) the proceeds of such Refinancing Indebtedness (a) shall not be in an aggregate principal amount greater than the aggregate principal amount of the applicable Refinanced Debt plus any fees and premiums associated therewith, and costs and expenses related thereto and (b) shall be immediately applied to permanently prepay in whole or in part the applicable Refinanced Debt.

Documentation Standard:	The Credit Documentation for the Term B Loan Facility (i) shall be based upon the Credit Agreement, dated August 16, 2016, of Cavium, Inc. with appropriate modifications to baskets and materiality thresholds to reflect the size, industry, leverage and ratings of the Borrower after giving effect to the Acquisition and with appropriate modifications to reflect (x) no interim term facility, (y) no foreign borrower, and (z) no short-term loan arrangement, (ii) shall contain the terms and conditions set forth in this Summary of Terms, (iii) shall reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Acquisition) in light of their size, industries and practices and (iv) shall reflect the customary agency and operational requirements of the Administrative Agent (collectively, the “Documentation Standard”), in each case, subject to the Funds Certain Provisions. The Credit Documentation shall, subject to the “market flex” provisions contained in the Fee Letter, contain only those conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Summary of Terms, in each case, applicable to the Borrower and its restricted subsidiaries and, subject to the Documentation Standard and limitations as set forth herein, with materiality thresholds, standards, qualifications, exceptions, “baskets”, and grace and cure periods to be mutually agreed and consistent with the Documentation Standard.

Limited Condition

Acquisitions:

For purposes of (i) determining compliance with any provision of the Credit Documentation which requires the calculation of the First Lien Net Leverage Ratio or the Total Net Leverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Credit Documentation (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with an acquisition (or similar investment) by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted to be acquired by the Credit Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing

Annex I-6

(any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in pro forma Consolidated EBITDA, including of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Financial Definitions:	The “First Lien Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries that is secured on a senior or pari passu basis with the Term B Loan Facility (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA (as defined below).

The “Total Net Leverage Ratio” means the ratio of (i) debt for borrowed money of the Borrower and its restricted subsidiaries (calculated net of all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries) to (ii) trailing four-quarter EBITDA.

Undrawn letters of credit shall not constitute debt for purposes of calculating the First Lien Net Leverage Ratio or the Total Net Leverage Ratio.

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“EBITDA” is to be defined in a manner consistent with the Documentation Standard beginning with Consolidated Net Income, with add-backs (and corresponding deductions, to the extent applicable) to include, without limitation and without duplication, the following:

i.	expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transaction projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken and which are expected to be realized (in the good faith determination of the Borrower) within 18 months after the Closing Date, which are factually supportable; provided that the aggregate amount added back to EBITDA pursuant to this clause (i) and clause (ii) below in any test period shall not exceed 25% of EBITDA for such test period (calculated prior to giving effect to such add backs);

ii.	expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to mergers and other business combinations, acquisitions, divestitures, restructuring, cost savings initiatives which are factually supportable and other similar initiatives and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken and which are expected to be realized (in the good faith determination of the Borrower) within 18 months after such transaction or initiative is consummated; provided that the aggregate amount added back to EBITDA pursuant to this clause (ii) and clause (i) above in any test period shall not exceed 25% of EBITDA for such test period (calculated prior to giving effect to such add backs);

iii.	non-cash losses, charges and expenses (including non-cash compensation charges);

iv.	extraordinary, unusual or non-recurring losses, charges and expenses;

v.	cash restructuring and related charges and business optimization expenses;

vi.	unrealized gains and losses due to foreign exchange adjustments (including, without limitation, losses and expenses in connection with currency and exchange rate fluctuations);

vii.	costs and expenses in connection with the Transaction;

viii.	expenses or charges related to any equity offering, permitted investment, acquisition, disposition, recapitalization or incurrence of permitted indebtedness (whether or not consummated), including non-operating or non-recurring professional fees, costs and expenses related thereto;

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ix.	interest, taxes, amortization and depreciation; and

x.	losses from discontinued operations.

Scheduled Amortization:	The Term B Loan Facility shall be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Term B Loan Facility, commencing on the last day of the first full fiscal quarter following the Closing Date, with the balance payable on the final maturity date.

Mandatory Prepayments:	In addition to the amortization set forth above and subject to the next two paragraphs, mandatory prepayments required with respect to the Term B Loan Facility shall be limited to: (i) subject to customary exceptions and thresholds (with exceptions for, among others, ordinary course dispositions, dispositions of obsolete or worn-out property, property no longer used or useful in the business and other exceptions to be mutually agreed), from the receipt of net cash proceeds by the Borrower or any of its restricted subsidiaries in excess of an amount to be mutually agreed (and only in respect of amounts in excess thereof) from any disposition of assets outside the ordinary course of business or casualty event by the Borrower or any of its restricted subsidiaries, in each case, to the extent such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within twelve months after the date of receipt of such proceeds from such disposition or casualty event and, if so committed to be reinvested, reinvested no later than 180 days after the end of such twelve month period; (ii) following the receipt of net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its restricted subsidiaries (other than debt permitted under the Credit Documentation (other than Refinancing Indebtedness)); and (iii) in an amount equal to 50% of annual Excess Cash Flow (to be defined in the Credit Documentation) of the Borrower and its restricted subsidiaries for each fiscal year of the Borrower (beginning with the first full fiscal year commencing after the Closing Date), with step downs to 25% at a 2.50:1.00 First Lien Net Leverage Ratio and 0% at a 2.00:1.00 First Lien Net Leverage Ratio, of the Borrower (with a dollar-for-dollar credit for optional prepayments of the Term B Loan Facility subsequent to the first day of the relevant year other than to the extent financed with long-term debt), in each case of clauses (i) through (iii), subject to the limitations set forth in the paragraph immediately following, such amounts shall be applied, without premium or penalty, to the remaining amortization payments under the Term B Loan Facility in direct order of maturity.

Any Lender under the Term B Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment made with the proceeds of a Refinancing Debt (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower (such amount, a “Declined Amount”) and shall increase the Available Amount Basket (as defined below).

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Mandatory prepayments in clauses (i) and (iii) above shall be limited to the extent the upstreaming or transfer of such amounts from a foreign subsidiary to the Borrower or any other applicable subsidiary would result in material adverse tax consequences until such time as the Borrower or its applicable subsidiary may upstream or transfer such amounts and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors). The non-application of any mandatory prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a default or an event of default, and such amounts shall be available for working capital purposes of the Borrower and its subsidiaries.

Optional Prepayments:	The Term B Loan Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except (x) that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with customary reimbursement for any funding losses and redeployment costs (but not loss of margin) of the Lenders resulting therefrom and (y) as set forth in “Soft-Call Premium” below. Each optional prepayment of the Term B Loan Facility shall be applied as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Soft-Call Premium:	In the event that all or any portion of the Term B Loan Facility is (i) repaid, prepaid, refinanced or replaced with term loan indebtedness with a lower effective yield (to be defined) than the effective yield of such Term B Loan Facility or (ii) repriced through any waiver, consent or amendment that has the effect of reducing the effective yield of the Term B Loan Facility (a “Repricing Transaction”), in each case, prior to the six-month anniversary of the Closing Date and other than in connection with a change of control or any transformative acquisition (to be defined), such repayment, prepayment, refinancing, replacement or repricing will be accompanied by a premium of 1% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Term B Loan Facility held by any Lender is required to be assigned pursuant to a “yank-a-bank” provision in the Credit Documentation as a result of, or in connection with a Repricing Transaction prior to the six-month anniversary of the Closing Date, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such replacement will be accompanied by a premium equal to 1% of the principal amount so required to be assigned.

Security:

Subject to the Funds Certain Provisions, the Borrower and each of the Guarantors shall grant the Administrative Agent (for its benefit and for the benefit of the Lenders) a first-priority (subject to permitted liens and

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other customary exceptions) security interest in (i) 100% of the equity interests held by the Borrower and the Guarantors (but limited in the case of the voting equity interests of any first-tier CFC or Disregarded Domestic Person, to 65% of such voting equity interests (and 100% of any non-voting equity interests) and none of the equity interests of any subsidiary thereof), (ii) substantially all material owned real property of the Borrower and the Guarantors located in the United States and (iii) substantially all other personal property of the Borrower and the Guarantors, including, without limitation, contracts, patents, copyrights, trademarks, other general intangibles and all proceeds of the foregoing, in each case, excluding the Excluded Assets (as defined below) (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property located outside the United States or with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests in real property; (ii) motor vehicles, aircrafts and other assets subject to certificates of title (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements); (iii) letter of credit rights (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iv) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (v) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vi) any lease, permit, license or other agreement or any property subject to a purchase money security interest or other arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, permit, license or agreement or arrangement or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or any of its restricted subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (vii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (viii) voting equity interests in excess of 65% of any first tier

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CFC or Disregarded Domestic Person; (ix) any of the equity interests of a subsidiary of a CFC or Disregarded Domestic Person; (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (xi) “intent-to-use” trademark or service mark applications; (xii) (a) payroll and other employee wage and benefit accounts, (b) sales tax accounts, (c) escrow accounts for the benefit of unaffiliated third parties, and (d) fiduciary or trust accounts for the benefit of unaffiliated third parties, and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account in each case, other than to the extent perfected by the filing of a UCC financing statement or are proceeds of Collateral (collectively, the “Excluded Accounts”); (xiii) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (in each case, not created in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (xiv) equity interests issued by, or assets of, unrestricted subsidiaries, immaterial subsidiaries, not for profit subsidiaries, special purpose entities and captive insurance subsidiaries; (xv) margin stock, and (xvi) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (xvi) are, collectively, the “Excluded Assets”). Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and filings in the applicable real estate records with respect to mortgaged properties constituting Collateral or any fixtures relating to mortgaged properties constituting Collateral, (B) filings in United States government offices with respect to intellectual property as expressly required in the Credit Documentation, (C) delivery to the Administrative Agent for its possession of all Collateral consisting of material intercompany notes, stock (or equivalent) certificates of material wholly-owned restricted subsidiaries and material instruments issued to the Borrower or a Guarantor (excluding Excluded Assets) or (D) mortgages in respect of fee-owned real property located in the United States (excluding Excluded Assets) with a fair market value in excess of an amount to be mutually agreed between the Borrower and the Administrative Agent, in each case as expressly required in the Credit Documentation, (ii) other than as set forth in clause (C) of this paragraph, to perfect security interests in any Collateral (including deposit accounts and other bank or securities accounts, etc.) through control agreements or perfection by “control” or

Annex I-12

(iii) to take any action outside the United States with respect to any assets titled or located outside the United States. All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, subject to the Documentation Standard and the Funds Certain Provisions and reasonably satisfactory to the Administrative Agent and the Borrower. Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent reasonably determines in consultation with the Borrower that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby, and in any event such exclusions shall include vehicles, trust, payroll and escrow accounts, certain leasehold interests in real property (except as noted above), assets subject to capital leases and purchase money arrangements, cash which secures permitted letters of credit, assets held in jurisdictions outside the U.S. (solely to the extent action would be required in such other jurisdictions to obtain such security interests) and assets sold in accordance with the Credit Documentation.

Conditions Precedent

to Borrowing on the

Closing Date:	The availability of the Term B Loan Facility on the Closing Date will be limited to those conditions specified in paragraph 5 of the Commitment Letter.

Representations and

Warranties:	Subject to the Documentation Standard, with customary exceptions, thresholds and baskets to be reasonably and mutually agreed, representations and warranties applicable to the Borrower and its restricted subsidiaries (with materiality qualifiers to be mutually agreed), limited to the following: (i) legal existence, qualification and power; (ii) due authorization of the Credit Documentation and, with respect to the execution, delivery and performance of the Credit Documentation, no contravention of law, material contracts or organizational documents; (iii) with respect to the execution, delivery and performance of the Credit Documentation, governmental approvals and consents; (iv) enforceability of the Credit Documentation; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect (to be defined in the Credit Documentation) (after the Closing Date); (vi) no material litigation; (vii) ownership of property; (viii) insurance matters; (ix) environmental matters; (x) tax matters; (xi) ERISA; (xii) identification of loan parties and subsidiaries of loan parties, and equity interests owned by loan parties; (xiii) use of proceeds; (xiv) status under Investment Company Act; (xv) material compliance with laws; (xvi) intellectual property; (xvii) consolidated solvency as of the Closing Date (with solvency being determined in a manner consistent with Annex III); (xviii) collateral documents (subject to permitted liens and other exceptions to perfection to be mutually agreed); (xix) labor matters; (xx) FCPA and related matters; and (xxi) foreign assets control regulations and related matters.

Annex I-13

Covenants:	Subject to the Documentation Standard, with customary materiality qualifiers, limitations, exceptions, thresholds and baskets to be reasonably and mutually agreed, covenants shall be limited to the following:

(a)	Affirmative Covenants: To be applicable to the Borrower and its restricted subsidiaries: (i) delivery of audited annual consolidated financial statements within 90 days after the end of any fiscal year and quarterly unaudited consolidated financial statements within 45 days after the end of the first three fiscal quarters of any fiscal year; (ii) annual budgets; (iii) notification of default and customary material events; (iv) payment of material taxes; (v) preservation of existence; (vi) maintenance of properties (subject to casualty, condemnation and normal wear and tear); (vii) maintenance of insurance; (viii) material compliance with laws, ERISA; (ix) maintenance of books and records; (x) inspection rights of the Administrative Agent (subject to frequency and cost reimbursement limitations and other than information subject to confidentiality obligations or attorney-client privilege); (xi) use of proceeds; (xii) joinder of applicable subsidiaries as guarantors; (xiii) pledge of capital stock and other property; (xiv) further assurances with respect to Collateral and guarantees (including customary information with respect to Collateral); (xv) commercially reasonable efforts to maintain facility and corporate ratings from Moody’s and S&P (but not any specific ratings) and (xvi) FCPA, OFAC, PATRIOT Act and related matters.

(b)

Negative Covenants: To be applicable to the Borrower and its restricted subsidiaries: restrictions on (i) liens (to include, among other exceptions, (a) a general lien basket of at least the greater of a fixed dollar amount to be mutually agreed and an equivalent percentage of consolidated LTM EBITDA and (b) liens securing permitted junior secured debt subject to pro forma compliance with a 3.50:1.00 Total Net Leverage Ratio); (ii) investments (to include, among other exceptions, the (a) ability to make investments subject to no event of default and pro forma compliance with a 2.50:1.00 Total Net Leverage Ratio, (b) Permitted Acquisitions (as defined below) and (c) investments using the Available Amount Basket subject to no event of default); (iii) indebtedness (to include, among other exceptions, the ability to incur any unsecured or, subject to the liens covenant, junior secured indebtedness subject to pro forma compliance with a 4.00:1.00 Total Net Leverage Ratio); (iv) mergers and dissolutions; (v) dispositions (to include, among other exceptions, dispositions of any assets on an unlimited basis for fair market value so long as at least 75% of the consideration for such dispositions in excess of a threshold amount consists of cash or cash equivalents and the proceeds thereof are applied in accordance with the mandatory

Annex I-14

prepayment provisions (including the reinvestment provisions)); (vi) restricted payments (to include, among other exceptions, the ability to make restricted payments (a) subject to no event of default and pro forma compliance with a Total Net Leverage Ratio of not greater than 1.25:1.00, (b) using the Available Amount Basket (as defined below), subject to no event of default and, solely in the case of the Builder Basket (as defined below), a pro forma Total Net Leverage Ratio of not greater than 2.50:1.00) and (c) commencing with the fiscal year of the Borrower ending December 31, 2018, an annual basket of $40,000,000 subject to no event of default and a pro forma Total Net Leverage Ratio of not greater than 1.75:1.00 (provided that amounts paid pursuant to this clause (c) shall reduce the Available Amount Basket on a dollar-for-dollar basis); (vii) material change in nature of business; (viii) changes in fiscal year without the consent of the Administrative Agent; (ix) transactions with affiliates above an agreed-upon threshold; (x) voluntarily prepaying, redeeming or repurchasing certain junior or subordinated debt (to include, among other exceptions, the ability to prepay, redeem or repurchase such junior or subordinated debt (a) subject to no event of default and pro forma compliance with a Total Net Leverage of not greater than 1.25:1.00 and (b) using the Available Amount Basket (as defined below), subject to no event of default and, solely in the case of the Builder Basket (as defined below)) a pro forma Total Net Leverage Ratio of not greater than 2.50:1.00); (xi) granting negative pledges that limit or restrict the Administrative Agent from taking or perfecting its lien in the intended Collateral; (xii) amending (x) organizational documents or (y) certain junior debt instruments, in each case solely to the extent that such amendments are materially adverse to the Lenders; and (xiii) limitation on restrictions on subsidiary distributions. The foregoing limitations shall be subject to exceptions and baskets to be mutually and reasonably agreed as are consistent with the Documentation Standard.

Monetary baskets in the negative covenants will include basket builders based on a percentage of Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket. In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) $50,000,000 (the “Starter Basket”) plus (b) the retained portion of excess cash flow (the “Builder Basket”) plus (c) the Declined Amounts plus (d) the cash proceeds of new equity issuances of the Borrower (other than disqualified stock), plus (e) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the amount of such investments) or

Annex I-15

otherwise received from an unrestricted subsidiary (including the net proceeds of any sale, or issuance of stock, of an unrestricted subsidiary) designated using the Available Amount Basket, plus (f) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary). The Available Amount Basket may be used for investments, restricted payments and the prepayment, repurchase or redemption of junior or subordinated debt.

The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) at the time of execution of the applicable acquisition agreement, no event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related or ancillary line of business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantors” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative Agent. Permitted Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will be limited to an amount equal to the greater of $75,000,000 and an equivalent percentage of consolidated LTM EBITDA.

(c)	Financial Covenants: None.

Unrestricted Subsidiaries:

The Credit Documentation will contain provisions pursuant to which, so long as no event of default is continuing, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided, that (i) the designation of a restricted subsidiary as an unrestricted subsidiary or redesignation of an unrestricted subsidiary as a restricted subsidiary shall be subject to customary conditions and (ii) (x) such designation of a restricted subsidiary as an unrestricted subsidiary shall be deemed to

Annex I-16

constitute an investment (or reduction in an outstanding investment in the case of a designation of an unrestricted subsidiary as a restricted subsidiary in an amount equal to the fair market value thereof) and (y) any re-designation of an unrestricted subsidiary to a restricted subsidiary shall be deemed to be an incurrence of indebtedness and liens of such subsidiary existing at such time. Unrestricted subsidiaries will not be subject to the mandatory prepayments, representations and warranties, covenants, events of default or other provisions of the Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios contained in the Credit Documentation.

Events of Default:	Subject to the Documentation Standard, with thresholds and grace periods to be mutually agreed, events of default shall be limited to the following (to be applicable to the Borrower and its restricted subsidiaries): (i) (a) nonpayment of principal and (b) nonpayment of interest or fees and nonpayment of other amounts (with a five (5) business day grace period for interest, fees and other amounts); (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation (subject, in the case of affirmative covenants, to a grace period of 30 days following written notice from the Administrative Agent (other than in respect of maintenance of the Borrower’s existence and notices of default)); (iv) cross-defaults to other indebtedness above an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) monetary judgment defaults to the extent not paid or covered by indemnities or insurance above an amount to be mutually agreed; (vii) actual or asserted impairment of the Guarantee or security with respect to a material portion of the Collateral; (viii) Change of Control with respect to the Borrower (to be defined in a customary and mutually agreeable reasonable manner); and (ix) ERISA events.

Assignments and

Participations:

Each Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by (x) the Administrative Agent and (y) so long as no payment or bankruptcy default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds, (ii) the Borrower shall be deemed to have given consent to an assignment if the Borrower shall have failed to respond to a written request within 10 business days of its receipt of such written request and (iii) no approval of the Administrative Agent shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to customary significant matters. An assignment fee in the amount of

Annex I-17

$3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Notwithstanding the foregoing, no loans or commitments shall be assigned or participated to Disqualified Lenders to the extent the list of Disqualified Lenders has been made available to all Lenders.

Assignments of loans under the Term B Loan Facility to the Borrower or any of their subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the Credit Documentation, including that (i) no event of default shall exist or result therefrom, (ii) the Borrower or such subsidiary shall make an offer to all Lenders in accordance with “Dutch auction” procedures to be agreed, (iii) the Borrower or any such subsidiaries shall either (x) make a representation that it is not in possession of material non-public information with respect to the Borrower, its subsidiaries or their respective securities or (y) disclose to the assigning Lender that it cannot make such representation and (iv) upon the effectiveness of any such assignment, such loans shall be retired.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding more than 50% of the aggregate Term B Loan Facility (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby will also be required with respect to (i) increases in commitment amount of such Lender, (ii) reductions of principal, interest, or fees payable to such Lender (other than waivers of default interest, a default or event of default or mandatory prepayment); provided that any change in the definitions of any ratio used in the calculation of any rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees, (iii) extensions of scheduled maturities or times for payment of amounts payable to such Lender (it being understood and agreed that the amendment or waiver of any mandatory prepayment, waiver of default interest, default or event of default shall only require the consent of the Required Lenders) and (iv) changes in certain pro rata provisions and the waterfall from enforcement and (b) the consent of each Lender shall be required with respect to (i) releases of all or substantially all of the Collateral or the release of all or substantially all of the value of any guaranties (other than in connection with permitted asset sales, dispositions, mergers, liquidations or dissolutions or as otherwise permitted under the Credit Documentation) and (ii) the percentage contained in the definition of Required Lenders or other voting provisions.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent to such Proposed Change of other Lenders whose consent is required is not obtained (but the consent of the Required Lenders or Lenders holding more than 50% of the directly and adversely affected facility, as applicable, is obtained) (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower

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may, at its option and at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the Credit Documentation to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the Credit Documentation (at the option of the Borrower, with respect to the class or classes of loans or commitments subject to such Proposed Change) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). The Credit Documentation shall contain other customary “yank-a-bank” provisions.

Notwithstanding anything to the contrary set forth herein, the Credit Documentation shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans under the Term B Loan Facility be converted to extend the scheduled maturity date of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Lender shall have the right to agree to extend the maturity date of its outstanding loans without the consent of any other Lender or Required Lenders; provided that all such requests shall be made pro rata to all Lenders within the Term B Loan Facility. The terms of Extended Loans shall be identical to the loans of the existing class from such Extended Loans are converted except for interest rates, fees, amortization (so long as the weighted average life to maturity of the Extended Loans exceeds the then remaining weighted average life to maturity of the Term B Loan Facility), final maturity date or final termination date, provisions permitting optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed.

In addition, loans under the Term B Loan Facility may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through (a) open market purchases subject to a cap of 25% of the original principal amount of the loans under the Term B Loan Facility or (b) Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with customary procedures, so long as (1) no event of default is has occurred and is continuing, (2) any such loans are permanently cancelled immediately upon acquisition thereof and (3) the Borrower or any such subsidiaries shall either (x) make a representation that it is not in possession of material non-public information with respect to the Borrower, its subsidiaries or their respective securities or (y) disclose to the assigning Lender that it cannot make such representation.

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Indemnification:	The Administrative Agent, the Lead Arrangers and the Lenders and their respective affiliates and controlling persons and their respective officers, directors, employees, partners, agents, advisors and other representatives (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages and liabilities (it being understood that any such losses, claims, damages or liabilities that consist of legal fees and/or expenses shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of a conflict of interest where the indemnified person affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for all such affected indemnified persons)) incurred in respect of the Credit Documentation, the Term B Loan Facility or the use or the proposed use of proceeds thereof, the Transaction or any other transactions contemplated hereby, except to the extent they arise from the (a) bad faith, gross negligence or willful misconduct of, or material breach of the Credit Documentation by, such indemnified person (or any of its affiliates or any of its or their respective officers, directors, employees, agents, advisors, representatives and controlling persons’), or (b) material breach of such indemnified persons’ (or any of its controlled affiliates’ or any of its officers’, directors’, employees’, agents’, advisors’, representatives’ and controlling persons’) obligations under the Credit Documentation, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction or (c) any dispute solely among the indemnified persons (or any of their respective controlled affiliates or any of their respective officers, directors, employees, agents, advisors, representatives and controlling persons) (other than any claims against an indemnified person in its capacity as the Administrative Agent or Lead Arranger or similar role under the Term B Loan Facility) and not arising out of any act or omission of the Borrower or any of its subsidiaries. Notwithstanding the foregoing, each indemnified person shall be obligated to promptly refund and return any and all amounts paid by the Borrower under this paragraph to such indemnified person for any losses, claims, damages, liabilities or expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law:	New York.

Expenses:

If the Closing Date occurs, following written demand (including documentation reasonably supporting such request), the Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Credit Documentation (in the case of legal fees and expenses, limited to the reasonable and documented fees and out-of-pocket expenses of Paul Hastings LLP and of any local counsel to the Lenders retained by the Lead Arrangers or the Administrative Agent,

Annex I-20

limited to one counsel in each relevant jurisdiction, which, in each case, shall exclude allocated costs of in-house counsel). The Borrower will also pay the reasonable and documented out-of-pocket expenses of the Administrative Agent and one other counsel (in total) to all of the Lenders (in the absence of conflict) in connection with the enforcement of any of the Credit Documentation.

Counsel to the

Commitment Parties and

the Administrative Agent:	Paul Hastings LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Credit Documentation shall contain (x) customary provisions for replacing the commitments of a (i) “defaulting lender” and (ii) a Lender seeking indemnity for increased costs or grossed-up tax payments and (y) customary EU “Bail-In” provisions.

Annex I-21

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The funding of the Term B Loan Facility on the Closing Date will, subject in all respects to the Funds Certain Provisions, be subject to satisfaction of the following conditions precedent:

(i) The Acquisition shall have been, or shall substantially concurrently be, consummated in accordance with the terms of the Agreement and Plan of Merger, dated September 19, 2016 among the Parent, the Borrower, Merger Sub 1, Merger Sub 2 and the Target (together with all Schedules and Exhibits thereto, the “Acquisition Agreement”) without giving effect to any amendment, change or supplement or waiver of any provision thereof in any manner that is materially adverse to the interests of the Initial Lenders (in their capacities as such) without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Commitment Parties holding a majority of the aggregate amount of outstanding commitments in respect of the Term B Loan Facility (the “Majority Lead Arrangers”); provided that (i) any reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Initial Lenders (in their capacities as such) so long as such reduction is applied to reduce the Term B Loan Facility (on a dollar-for-dollar basis) and (ii) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Initial Lenders (in their capacities as such) so long as such purchase price increase is funded with common equity (or the proceeds thereof) of the Borrower.

(ii) Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement).

(iii) The Administrative Agent shall have received the Solvency Certificate from the Borrower’s chief financial officer or other person with similar responsibilities in substantially the form attached hereto on Annex III.

(iv) The Administrative Agent shall have received (A) customary opinions of counsel to the Borrower and the Guarantors, (B) customary corporate (or other organizational) resolutions from the Borrower and the Guarantors, customary secretary’s certificates from the Borrower and the Guarantors appending such resolutions, charter documents and an incumbency certificate (provided that such certificates shall not include any representations or statement as to the absence (or existence) of any default or event of default) and (C) a customary borrowing notice (provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default).

(v) The Administrative Agent shall have received: (A) the audited consolidated balance sheets and related consolidated statements of operations, cash flows and stockholders’ equity of each of the Parent and the Target for the three most recently completed fiscal years of the Parent and the Target, respectively, ended at least 90 days before the Closing Date; (B) the unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations and cash flows of each of the Parent and the Target for each subsequent fiscal quarter (other than any fourth fiscal quarter of an applicable fiscal year) of the Parent and the Target, respectively, ended at least 45 days before the Closing Date (the “Quarterly Financial

Annex II-1

Statements”); and (C) a pro forma balance sheet of the Borrower and its subsidiaries (including the Acquired Business) as of the latest quarterly period of the Borrower covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), which need not comply with the requirements of Regulation S-X under the Securities Act, as amended, or include adjustments for purchase accounting or any reconciliation to generally accepted accounting principles in the United States.

(vi) The Lead Arrangers shall have received a customary Information Memorandum (other than portions thereof customarily provided by financing arrangers and limited, in the case of financial information, to the financial statements described clauses (A) and (B) of paragraph (v) above) (the “Required Information”) for the Term B Loan Facility not later than 15 consecutive business days prior to the Closing Date; provided that such 15 consecutive business day period shall exclude November 24, 2016, November 25, 2016 and December 16, 2016 through January 2, 2017, which for purposes of such calculation shall not constitute business days (the “Marketing Period”); provided further that in no event shall the fifteen (15) consecutive business day period be restarted or cease to continue if additional or updated Required Information is required to be delivered pursuant to clauses (A) or (B) of paragraph (v) above after the start of the Marketing Period so long as such additional or updated financial information is delivered in accordance with such paragraph. If the Borrower in good faith reasonably believes it has delivered the Required Information, it may (but shall not be obligated to) deliver to the Lead Arrangers a written notice to that effect, in which case the Borrower shall be deemed to have complied with such obligation to furnish the Required Information on the date such notice is received by the Lead Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Lead Arrangers, in each case, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of such Required Information requested by the Lead Arrangers in accordance with the preceding sentence for use in the Information Memorandum and, within two business days after the receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which such Required Information has not been delivered); provided, that notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time at which (and so long as) the Lead Arrangers shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Borrower.

(vii) All fees due to the Administrative Agent, the Lead Arrangers and the Lenders under the Fee Letter and the Commitment Letter required to be paid by the Borrower on or prior to the Closing Date, and all reasonable and documented out-of-pocket expenses to be paid or reimbursed by the Borrower under the Commitment Letter to the Administrative Agent and the Lead Arrangers on or prior to the Closing Date that have been invoiced at least three business days prior to the Closing Date, shall have been paid (which amounts may be offset against the proceeds of the Term B Loan Facility).

(viii) The Refinancing shall have been, or shall substantially concurrently with the funding of the Term B Loan Facility be, consummated.

(ix) The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 3 business days prior to the Closing Date to the extent such information has been reasonably requested in writing by the Administrative Agent at least 10 business days prior to the Closing Date.

Annex II-2

(x) Subject in all respects to the Funds Certain Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (or, where applicable, the Borrower and the Guarantors shall have authorized the filing of financing statements under the Uniform Commercial Code) and, if applicable, be in proper form for filing.

(xi)(i) The Specified Representations shall be true and correct in all material respects; and (ii) the Acquisition Agreement Representations shall be true and correct in all respects; provided the condition under this clause (ii) shall be deemed satisfied unless Parent (or Parent’s affiliate) has the right (taking into account any applicable notice and cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations in the Acquisition Agreement.

Annex II-3

ANNEX III

SOLVENCY CERTIFICATE2

[                ], 201[      ]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [                ], 201[      ] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among [                ], a Delaware corporation (the “Borrower”), [                ], as administrative agent and collateral agent, the financial institutions from time to time party thereto as lenders and the other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as the [chief financial officer/equivalent officer] of the Borrower, and not in my individual or personal capacity (and without personal liability), I hereby certify on behalf of the Borrower that as of the date hereof and after giving effect to the Transactions and the incurrence of indebtedness and obligations incurred in connection with the Credit Agreement and the Transactions on the date hereof that:

1. Company (as used herein “Company” means the Borrower and its subsidiaries, taken as a whole) is not now, nor will the incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition on the Closing Date (and after giving effect to the application of the proceeds of the Loans), on a pro forma basis, render Company “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of assets (on a going concern basis) of the Company is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (ii) the present fair salable value of assets (on a going concern basis) of the Company is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured in the ordinary course of business, or (iii) the Company ceases to pay its current obligations in the ordinary course of business as they generally become due, or (iv) the Company’s aggregate property is not, at a fair valuation, sufficient, or if disposed of at a fairly conducted sale under legal process, would not be, sufficient to enable payment of all obligations, due and accruing due. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount of which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.

2. The incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date (and after giving effect to the application of the proceeds of the Loans), on a pro forma basis, will not leave Company with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular

[2]	Defined terms to be aligned with those in the definitive Credit Agreement, but consistent with this form of solvency certificate.

Annex III-1

business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

Annex III-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first above written.

[BORROWER]

By:
Name:
Title:

Signature Page to Solvency Certificate